UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2010

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5910 N. Central Expressway, Suite 1755 Dallas, Texas	75206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 25, 2010, TransAtlantic Worldwide, Ltd. (“TransAtlantic Worldwide”), a wholly-owned subsidiary of TransAtlantic Petroleum Ltd. (the “Company”) entered into a short-term secured credit agreement (the “Credit Agreement”) with Standard Bank Plc (the “Lender”). The Credit Agreement is guaranteed by the Company and each of TransAtlantic Petroleum (USA) Corp., Amity Oil International Pty. Ltd. (“Amity”) and Zorlu Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş. (“Petrogas”). The Company used the amounts borrowed under the Credit Agreement to finance a portion of the purchase price for all of the issued and outstanding shares of Amity and Petrogas.

Pursuant to the Credit Agreement, TransAtlantic Worldwide may borrow up to $30.0 million. On August 25, 2010, TransAtlantic Worldwide borrowed $30.0 million from the Lender pursuant to the Credit Agreement.

The Credit Agreement matures on May 25, 2011. TransAtlantic Worldwide may prepay the amounts due under the Credit Agreement at any time before maturity without penalty. Borrowings under the Credit Agreement will accrue interest from August 25, 2010 to September 30, 2010 and every thirty days thereafter at a rate of LIBOR plus the applicable margin. The applicable margin equals 3.75% for interest that accrues before November 23, 2010, 4.00% for interest that accrues on or after November 23, 2010 and before February 20, 2011 and 4.25% for interest that accrues on or after February 20, 2011 and before May 25, 2011. In addition, TransAtlantic Worldwide is required to pay (i) an arrangement fee of $750,000, (ii) a commitment fee of no less than 2.5% of the aggregate principal amount of any future debt financing that is arranged or underwritten by the Lender and (iii) a commitment fee equal to 2.5% of the amount of any increased commitments arranged by the Lender if there is an increase in commitments under the senior secured credit facility by and between DMLP, Ltd., TransAtlantic Exploration Mediterranean International Pty. Ltd. (formerly Petroleum Exploration Mediterranean International Pty. Ltd.), Talon Exploration, Ltd., TransAtlantic Turkey, Ltd., Standard Bank Plc and BNP Paribas (Suisse) SA.

The Credit Agreement is secured by a pledge of (i) the receivables payable under each of Amity’s and Petrogas’ hydrocarbon sales contracts and property insurance policies, (ii) Amity’s and Petrogas’ bank accounts that receive the payments due under their respective hydrocarbon sales contracts, (iii) the shares of Amity and Petrogas, and (iv) substantially all of Amity’s present and future assets and undertakings.

Pursuant to the terms of the Credit Agreement, until amounts under the Credit Agreement are repaid, TransAtlantic Worldwide and the Company shall not permit Amity or Petrogas to, in each case subject to certain exceptions, incur any indebtedness or create any liens, enter into any merger, consolidation or amalgamation, sell, lease, assign or transfer any of their properties, pay any dividends or distributions, make certain types of investments, enter into any transactions with an affiliate, enter into a sale and leaseback arrangement, engage in business other than as an oil and gas exploration and production company, an oil field related services company or engage in business outside of Turkey or their jurisdiction of formation, change their organizational documents, fiscal periods or accounting principles, modify certain hydrocarbon agreements and licenses or material contracts, enter into any hedge agreement for speculative purposes or open or maintain new deposit, securities or commodity accounts.

Events of default under the Credit Agreement include, but are not limited to, payment defaults, inaccuracy of representations or warranties, breach of certain covenants and obligations, cross default to other indebtedness, bankruptcy or insolvency, the award of certain monetary judgments, and the occurrence of a material adverse effect. In addition, the occurrence of a change of control is an event of default. A change of control is defined as the occurrence of any of the following: (i) TransAtlantic Worldwide’s failure to own, of record and beneficially, all of the equity of Amity or Petrogas; (ii) the failure by Amity or Petrogas to own or hold, directly or indirectly, all of the interests granted to them pursuant to certain hydrocarbon licenses designated in the Credit Agreement; or (iii) (a) N. Malone Mitchell, 3rd ceases for any reason to be the chairman of the Company’s board of directors at any time, (b) Mr. Mitchell and certain of his affiliates cease to own of record and beneficially at least 35% of the Company’s common shares; or (c) any person or group, excluding Mr. Mitchell and certain of his affiliates, shall become, or obtain rights to become, the beneficial owner of more than 35% of the Company’s outstanding common shares entitled to vote for members of the Company’s board of directors on a fully-diluted basis; provided that, if Mr. Mitchell ceases to be chairman of the Company’s board of directors by reason of his death or disability, such event shall not constitute a matured event of default unless the Company has not appointed a successor reasonably acceptable to the Lender within 60 days of the occurrence of such event. If an event of default shall occur and be continuing, all borrowings under the Credit Agreement will bear an additional interest rate of 2.0% per annum. In the case of an event of default upon bankruptcy or insolvency, all amounts payable under the Credit Agreement become immediately due and payable. In the case of any other event of default, all amounts due under the Credit Agreement may be accelerated by the Lender or the administrative agent.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 25, 2010, TransAtlantic Worldwide closed the transactions contemplated by the Share Purchase Agreement dated July 3, 2010 (the “Purchase Agreement”), by and between TransAtlantic Worldwide, Zorlu Enerji Elektrik Üretim A.Ş. (the “Seller”) and Zorlu Holding A.Ş. (“Zorlu Holding”). Other than the transactions as contemplated by the Purchase Agreement, there are no material relationships between TransAtlantic Worldwide and its affiliates, the Seller and its affiliates and Zorlu Holding and its affiliates.

Pursuant to the Purchase Agreement, the Seller transferred to TransAtlantic Worldwide all of the issued and outstanding shares of Amity and Petrogas in exchange for US$96.5 million in cash, subject to specified closing and post-closing purchase price adjustments (the “Purchase Price”). The Purchase Price was adjusted downward by $200,000 to reflect amounts paid to the minority shareholders in Petrogas at closing. In addition, the purchase price will be subject to future post-closing adjustments to reflect the activities conducted by Amity and Petrogas from July 1, 2010 until August 25, 2010. At closing, four wholly-owned subsidiaries of TransAtlantic Worldwide paid an aggregate amount of $200,000 to the minority shareholders in Petrogas.

Through the acquisition of Amity and Petrogas, TransAtlantic Worldwide acquired interests ranging from 50% to 100% of 18 exploration licenses and one production lease, consisting of approximately 1.3 million gross acres (1.0 million net acres) in the Thrace Basin and 730,000 gross acres and net acres in central Turkey.

TransAtlantic Worldwide and the Company funded $66.5 million of the Purchase Price from borrowings under that certain credit agreement, dated as of June 28, 2010 (the “Dalea Credit Agreement”), by and between the Company and Dalea Partners, LP (“Dalea”) and $30.0 million of the Purchase Price from borrowings under the Credit Agreement with Standard Bank Plc. Mr. Mitchell, the chairman of the Company’s board of directors, and his wife own 100% of Dalea.

A description of the material terms of the Purchase Agreement can be found in the Company’s Form 8-K filed on July 9, 2010, which description is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on June 28, 2010, the Company entered into the Dalea Credit Agreement. The purpose of the Dalea Credit Agreement is (i) to fund the acquisition of all of the issued and outstanding shares of Amity and Petrogas and (ii) for general corporate purposes.

Pursuant to the Dalea Credit Agreement, the Company may request advances from Dalea up to the aggregate principal amount of $100.0 million through September 1, 2010. The advances are denominated in U.S. Dollars. On August 24, 2010, the Company borrowed $23.0 million from Dalea under the Dalea Credit Agreement. As of August 24, 2010, the Company had borrowed a total of $73.0 million from Dalea under the Dalea Credit Agreement.

The terms of the Dalea Credit Agreement were previously reported in the Company’s Form 8-K filed on July 1, 2010, which description is incorporated herein by reference.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

In accordance with paragraph 9.01(a)(4) and the Instructions to Form 8-K, the Company will file an amendment to this current report on Form 8-K containing the financial statements required in Item 9.01(a) within the required 71 calendar days from the date that the initial report on Form 8-K was required to be filed in connection with the acquisition of the shares of Amity and Petrogas.

(b)	Pro Forma Financial Information.

In accordance with paragraph 9.01(b)(2) and the Instructions to Form 8-K, the Company will file an amendment to this current report on Form 8-K containing the pro forma financial information required in Item 9.01(b) within the required 71 calendar days from the date that the initial report on Form 8-K was required to be filed in connection with the acquisition of the shares Amity and Petrogas.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1*

Credit Agreement, dated August 25, 2010, by and between TransAtlantic Worldwide, Ltd., as borrower, TransAtlantic Petroleum Ltd., TransAtlantic Petroleum (USA) Corp., Amity Oil International Pty. Ltd. and Zorlu Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş., as guarantors, the lenders party thereto from time to time, and Standard Bank Plc, as administrative agent and collateral agent.

*	The registrant agrees to furnish supplementary a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 30, 2010
TRANSATLANTIC PETROLEUM LTD.

		By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1*	Credit Agreement, dated August 25, 2010, by and between TransAtlantic Worldwide, Ltd., as borrower, TransAtlantic Petroleum Ltd., TransAtlantic Petroleum (USA) Corp., Amity Oil International Pty. Ltd. and Zorlu Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş., as guarantors, the lenders party thereto from time to time, and Standard Bank Plc, as administrative agent and collateral agent.

*	The registrant agrees to furnish supplementary a copy of any omitted schedule to the SEC upon request.